EXHIBIT 10.1

FORM OF
AMENDED AND RESTATED EMPLOYMENT AND SEVERANCE AGREEMENT

This Amended and Restated Employment and Severance Agreement (this “Agreement”) dated as of January 23, 2006 (the “Effective Date”) is between Apollo Gold Corporation, a Yukon Territory Corporation (the “Parent”), and its wholly-owned subsidiary, Apollo Gold, Inc., a Delaware corporation (jointly and severally with Parent, the “Employer”) and     (“Officer”).

RECITALS

A.    Employer wishes to retain the services of Officer, and Employer and Officer wish to formalize the terms and conditions of all their agreements and understandings.

B.    Officer’s continued employment by Employer, the mutual covenants stated in this Agreement, and other valuable consideration, the receipt of which are acknowledged by Officer and Employer, are sufficient consideration for this Agreement.

AGREEMENT

The parties agree as follows:

1.    Employment. As of the Effective Date, Employer will continue to employ Officer as the __________________, of Employer, and Officer accepts such employment under the terms described in this Agreement.

2.    Resignation as Director. Upon termination of employment, Officer agrees to resign as a member of the Board of Directors of Apollo Gold, Inc., and of each of its subsidiaries for which Officer is a member of such company’s Board of Directors.

3.    Term of Employment. Subject to the terms set forth in this Agreement, Employer agrees to employ Officer and Officer hereby agrees to be employed by Employer for a period (the “Employment Period”) commencing on the Effective Date and continuing through February 18, 2006, unless sooner terminated in accordance with the provisions of this Agreement.

4.    Actions of Employer. All actions and decisions of Employer contemplated in this Agreement will be made by the Board of Directors of Parent.

5.    Duties of Officer. Officer’s principal duties on behalf of Employer as of the Effective Date are as the _______________________ of Employer. In continuing employment with Employer, Officer will undertake and assume the responsibility of performing for or on behalf of Employer whatever duties are necessary and required in such a position, as determined by the Board of Directors of Parent.

6.    Compensation.

a.    Base Salary. As compensation for Officer’s services rendered pursuant to this Agreement through termination of employment, Employer agrees to pay Officer an annual salary of U.S. $_________ (U.S. $__________ ______) (the “Base Salary”), payable in installments in accordance with Employer’s standard payroll practices, subject to such payroll and withholding deductions as are required by law or authorized by Officer.

b.    Benefits. Officer shall be entitled to participate in the employee benefits plans offered to all employees of Employer during the Employment Period, in accordance with the terms of such plans.

c.    Expenses. Employer agrees to pay Officer any reasonable and necessary business expenses incurred by Officer in connection with Officer’s duties, all to the date of termination of employment.

7.    Termination of Employment. Notwithstanding any other provision of this Agreement, Officer’s employment may be terminated as follows:

a.    Expiration. Unless sooner terminated, Officer’s employment shall automatically terminate at close of business on February 18, 2006. Following termination of employment pursuant to this Section 7(a), Employer shall pay to Officer the each of the following:

i.    Severance Payment. Within nine (9) days of termination of employment, Employer shall pay to Officer $__________, which represents (a) all accrued and unpaid base salary through the date of termination of employment; (b) all accrued and unpaid vacation pay through December 31, 2005; (c) all other accrued and unpaid additional entitlements of employment through the date of termination of employment, except as listed in subsection 7(a)(i)(d); (d) an amount equal to vacation pay in lieu of vacation for 20 days of 2006 vacation entitlement that accrued on January 1, 2006, less any days taken prior to termination of employment; (e) an amount equal to ______ (___) months’ premium for Officer’s life insurance policy; (f) severance payments in an amount equal to ______ (___) months of Officer’s Base Salary; and (g) US$__________, which represents Employer’s contribution to Officer’s tax liability, less the trade in value of the vehicle that Officer is utilizing immediately prior to the Effective Date (the “Employer Vehicle”), based on the Kelley Blue Book Trade-In Value of Employer Vehicle in good condition and with the odometer reading provided by Officer to Employer in writing as of the Effective Date plus 1,000 miles, payable in one lump sum, and less applicable deductions and withholdings (the “Severance Payment”).

ii.    Share Payment. Subject to approval from the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”), Employer shall also pay Officer (a) _______ (___) months of Officer’s Base Salary, exchanged into Canadian dollars as reported by the Bank of Canada for the conversion of US dollars into Canadian dollars, in the form of Parent common shares (the “Shares”) and (b) US$__________, which represents Employer’s contribution to Officer’s tax liability ((a) and (b) collectively, the “Shares Payment), less applicable deductions and withholdings. The number of Shares to be issued to Officer shall be calculated based on the volume weighted average price five (5) days prior to Effective Date, as quoted on the TSX. In accordance with the policies of the TSX and AMEX, Employer shall make an application promptly after the execution and delivery of this Agreement to obtain the acceptance from each of the TSX and AMEX of the issuance of the Shares (the "Exchange Consents"), and, if necessary, shall timely fix the price of the Shares by filing a price reservation form with the TSX. Employer hereby agrees to deliver the Shares to Officer (in accordance with the instructions set forth in a side letter between Officer and Employer dated as of the Effective Date) within nine (9) days of termination of employment. Within two (2) days of the execution and delivery of the Severance Agreement and Release, Employer agrees to prepare and deliver to Officer a prospectus supplement that will provide for the delivery of the Shares to Officer pursuant to Employer's existing shelf registration. The parties agree that Employer shall have the right to provide a copy of this Agreement to the TSX and AMEX as required. Notwithstanding anything in this Agreement to the contrary, in the event Employer is not able to obtain the necessary approvals from the TSX or AMEX, Employer and Officer agree and acknowledge that this Agreement shall be null and void. Receipt by the Parent of a letter from each of TSX and AMEX providing approval or conditional approval shall be sufficient proof that Employer obtained the necessary approvals.

iii.    No Change of Control and Change of Control Payments. Employer shall also pay to Officer either (i) severance payments in an amount equal to ________ (___) months of Officer’s Base Salary, payable in one lump sum, less applicable deductions and withholdings, on February 18, 2008, if there has not been a Change of Control (as defined below) between the Effective Date and February 18, 2008 (the “No COC Payment”), or (ii) in the event there is a Change of Control between the Effective Date and February 18, 2008, severance payments in an amount equal to ________ (___) months of Officer’s Base Salary plus a pro rata bonus payment equal to 35% of ________ (___) months of Officer’s Base Salary, payable no later than at the closing of the transaction which results in a Change of Control (the “COC Payment”). Employer agrees to gross up the COC Payment for an estimate of FICA, federal, and state taxes, utilizing a 33% tax rate, regardless of the actual rate applicable to Officer, with the gross up amount computed by dividing the COC Payment amount by 0.67 and subtracting the COC Payment (the “Gross Up Payment”). Employer will pay to Officer the COC Payment and the Gross Up Payment together in one lump sum, less applicable deductions and withholdings. For purposes of this Agreement, “Change of Control” shall have the meaning set forth in Schedule A.

iv.    COBRA Payments or Opt Out Cash Payment. At Officer’s election, Employer will pay either (i) the COBRA Payments (as defined below), or (ii) the Opt Out Cash Payment (as defined below) provided that Officer notifies Employer in writing of Officer’s election no later than February 18, 2006.

(1)    COBRA Payments. Provided that Officer timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employer shall pay, on Officer’s behalf, the portion of premiums of Officer’s medical, prescription drug, dental, and vision coverage under the Apollo Gold Employee Health Benefit Plan, including coverage for Officer’s Dependents (as defined below), that Employer paid immediately prior to Officer’s termination employment with Employer for a period (the “COBRA Period”) of ________ (___) months after the first day of the Officer’s coverage under COBRA or, if earlier, until the Officer no longer qualifies for such coverage under COBRA (the “COBRA Payments”). Employer will pay such premiums for Officer’s eligible dependents only for coverage for which those dependents were enrolled immediately prior to the date of Officer’s termination of employment (“Officer’s Dependents”). Officer will continue to be required to pay that portion of the premium of Officer’s health coverage, including coverage for Officer’s eligible dependents, that Officer was required to pay as an active employee immediately prior to the date of Officer’s termination of employment. From the date of termination of employment through the end of the COBRA Period, Employer agrees that Officer and Officer’s Dependents shall be entitled to medical, prescription drug, dental, and vision coverage that is at least as financially beneficial to the Officer and Officer’s Dependents as the Officer’s and Officer’s Dependents’ coverage immediately prior to the date of termination of employment.

(2)    Opt Out Cash Payment. Within nine (9) days of termination of employment, Employer shall pay Officer $18,000 (the “Opt Out Cash Payment”) provided that Officer executes a COBRA Waiver Form no later than February 18, 2006, substantially in the form attached hereto as Exhibit B. In the event that Officer revokes such COBRA Waiver Form at any point during the COBRA election period, Officer shall reimburse Employer for the entire amount of the Opt Out Cash Payment within nine (9) days of such revocation.

v.    Additional Benefits. Provided that Standard Life Insurance Company approves the continuation of long term disability benefits and life insurance benefits to the Officer after termination of employment, Officer shall be entitled to such coverage under the long term disability and life insurance policies in place immediately prior to the Termination Date (“Additional Benefits”) for a period of ____ months (the “Additional Benefits Period”). Officer will pay the full premiums for such policies from the date Officer’s employment is terminated until the end of the Additional Benefits Period at such times and in such a manner as required by such policies (“Officer Payments”). Beginning on August 19, 2006, Employer will reimburse Officer for that portion of the premiums of Officer’s long term disability and life insurance policies which were in place immediately prior to the termination of employment that Employer was paying on behalf of Employee immediately prior to termination of employment until the end of the Additional Benefits Period (“Additional Benefits Payments”). In the event that the long term disability and life insurance policies lapse or are terminated as a result of Officer’s failure to make adequate or timely Officer Payments, Employer shall no longer be obligated to provide the Additional Benefits to Officer (“Forfeited Policy Benefit”). Officer shall be solely responsible for any required premiums for such policies after ________, 20___. Notwithstanding the foregoing, in the event that Standard Life Insurance Company does not approve such continuation, each of the Parties agree to negotiate the portion of the severance package represented by this Section 7(a)(v) in good faith.

vi.    Title Transfer. Within nine (9) days of termination of employment, Employer agrees to deliver possession and title of the Employer Vehicle to Officer (“Title Transfer”).

vii.    Employer’s Obligations Subject to Execution of Severance Agreement. Employer’s obligation to pay or deliver to Officer each of the Severance Payment; Shares Payment; No COC Payment or the COC Payment, as the case may be; COBRA Payments or the Opt Out Cash Payment, as the case may be; Additional Benefits Payments; and Title Transfer is conditioned on the Officer signing a Severance Agreement and Release substantially in the form attached hereto as Exhibit A and on the Officer not revoking such Severance Agreement and Release.

b.    Resignation. Officer may terminate this Agreement by resigning at any time for any reason or no reason at all prior to the Termination Date by giving Employer written notice at least 5 days before the effective date of the resignation. Following termination of employment pursuant to this section 7(b), Employer’s only obligation to Officer shall be to pay to Officer all accrued and unpaid base salary, all accrued and unpaid vacation time, and any reasonable and necessary business expenses incurred by Officer in connection with his duties, all to the date of termination of employment and payable in a lump sum, less applicable deductions and withholdings, within seven (7) days of termination of employment.

c.    For Cause. Employer may terminate Officer’s employment at any time prior to the Termination Date for Cause. For purposes of this Agreement, “Cause” means: (i) the failure to follow the written directions of the Board of Directors of Parent which are not inconsistent with this Agreement or contrary to applicable law, or contrary to the standards of ethical conduct for attorneys at law as promulgated by the Supreme Court of the states in which Officer is admitted to practice law, (ii) failure to correct performance deficiencies after the receipt of written notice setting forth the performance deficiencies and 15 days to cure such deficiencies, (iii) acts of dishonesty, fraud, misrepresentation, harassment or employment discrimination, and (iv) indictment for a felony. Whether Cause exists under this Agreement shall be determined by the Parent’s Board of Directors in its reasonable discretion. Following termination of employment pursuant to this Section 7(c), Employer’s only obligation to Officer shall be to pay to Officer all accrued and unpaid base salary, all accrued and unpaid vacation time, and any reasonable and necessary business expenses incurred by Officer in connection with his duties, all to the date of termination of employment and payable in a lump sum, less applicable deductions and withholdings, within seven (7) days of termination of employment.

d.    Death. This Agreement shall automatically be terminated in the event of Officer’s death during the term of employment. In the event this Agreement terminates pursuant to this Section 7(d), Employer shall pay Officer’s successor under Section 16 herein each of the following: (i) the Severance Payment and (ii) either the COC Payment or No COC Payment, as the case may be, and each of (i) and (ii) shall be payable in a lump sum, less applicable deductions and withholdings, within seven (7) days of termination. In addition, Employer shall continue to make the COBRA Payments described in Section 7(a)(iii) for Officer’s eligible dependents that Officer, and Officer’s eligible dependents, would have been entitled to if the Agreement would have terminated pursuant to Section 7(a).

8.    Unemployment Compensation. If Officer’s employment ends on February 18, 2006, by operation of this Agreement, Employer will not contest any application Officer makes for unemployment compensation benefits; provided, however, that such inaction will not be deemed an admission or waiver for any other purpose whatsoever, nor will it be admissible as evidence in any future proceedings. The Employer does not guarantee that any state will approve Officer’s application for unemployment compensation benefits.

9.    Stock Options. All stock options granted to Officer prior to the termination of Officer’s employment will vest immediately upon termination of employment. In addition, if Officer’s employment is terminated pursuant to Section 7(a) or as a result of Employer’s breach of this Agreement, Officer shall be entitled to exercise such stock options up to and including December 31, 2006. If Officer’s employment is terminated for any reason other than pursuant to Section 7(a) or as a result of Employer’s breach of this Agreement, Officer shall forfeit all stock options which are unexercised as of the date of termination of employment. Employer shall arrange for implementation of a cashless exercise program for the options and shall pay the cashless exercise program fees when options are exercised, which program shall be in full force and effect so that Officer can implement cashless exercise on a same-day basis within nine (9) days after February 18, 2006. Each of Employer and Officer agree that in the event the existing option agreements between Employer and Officer, or the plans under which such options were granted to Officer, contain provisions which are contrary to this Section 9, this Section 9 shall govern.

10.    Confidential Information and Trade Secrets.

a.    Confidential Information. Officer acknowledges that information, observations, and data obtained by Officer, both prior to the Effective Date while Officer was employed by Employer (or any predecessor whose stock or assets have been acquired by Employer, if applicable) and after the Effective Date, concerning the business or affairs of Employer (or any such predecessor, as the case may be) constitute confidential information, are trade secrets, are the property of Employer, and are essential and confidential components of Employer’s business. Officer will not directly or indirectly disclose to any person or use any of such information, observations or data, except in the course of Officer’s employment with Employer, and except to the extent that:

i.    the information was within the public domain at the time it was provided to Officer;

ii.    the information was published or otherwise became part of the public domain after it was provided to Officer through no fault of Officer;

iii.    the information already was in Officer’s possession at the time Employer (or a predecessor) disclosed it to Officer, was not acquired by Officer directly or indirectly from anyone with a duty of confidentiality to Employer (or any predecessor), and was not acquired by Officer under circumstances in which Officer already was an employee of or a consultant to Employer (or any predecessor), or had a duty of confidentiality to Employer (or any predecessor);

iv.    the information after the Effective date becomes available to Officer from a source other than Employer (or any predecessor), which source did not acquire the information directly or indirectly from anyone with a duty of confidentiality to Employer (or any predecessor); or

v.    the information is required to be disclosed (A) by any federal or state law rule or regulation, including the standards of ethical conduct for attorneys at law as promulgated by the Supreme Court of the states in which Officer is admitted to practice law, (B) by any applicable judgment, order, or decree of any court, governmental agency or arbitrator having or purporting to have jurisdiction in the matter, or (C) pursuant to any subpoena or other discovery request in any litigation, arbitration or other proceeding, but if Officer proposes to disclose the information in accordance with (A), (B), or (C), Officer will first give Employer reasonable prior notice of the proposed disclosure of any such information so as to provide Employer an opportunity to consult with Officer as to the applicability of such law, rule, or regulation or to appear before any court, governmental agency, or arbitrator in order to contest the disclosure, as the case may be, and prior to any such disclosure will redact such information to the maximum extent permissible.

vi.    Notwithstanding any other provision in this Agreement, this Section 10 is not intended to prohibit or restrict Officer from communicating to Employer (through Employer’s then current and duly appointed executive officers, directors, or legal counsel) any information or confirming prior legal advice concerning Employer or any of its past or present subsidiaries or affiliates (individually each a “Company” and collectively the “Companies”) to whom Officer has at any time furnished legal services.

b.    Return of Documents, Etc. Officer represents and warrants that, prior to termination of Officer’s employment, Officer will return to the Employer any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to any Company or any Company’s business, whether or not developed, produced, or conceived, in whole or in part, by Officer during the term of his employment with Employer. Officer agrees that, to the extent that Officer possesses any files, data, or information relating in any way to any Company or any Company’s business on any personal computer, he will delete those files, data, or information (and will retain no copies in any form). Officer also will return any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other Company property in any form prior to the date of termination of Officer’s employment. Officer hereby expressly acknowledges that the foregoing steps are necessary to protect the Company’s proprietary interests in its trade secrets, confidential information, and copyrights, and that Employee is not entitled to use, disclose, or otherwise benefit from the Company’s proprietary interests.  Officer understands that any breach of this Section 10(b) will also constitute a misappropriation of the Company’s proprietary rights, and may constitute a theft of the Companies’ trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Officer by any Company, and possibly others. Notwithstanding the foregoing, Employer acknowledges that Officer has advised Employer with respect to the obligation of an attorney at law to maintain client records, acknowledges that the Companies may be unable as a result of the provisions of this Agreement to obtain effective assistance of counsel from Officer as a result of the prohibition of Officer maintaining such records, and hereby knowingly waives in writing all record keeping obligations with respect to each of the Companies otherwise imposed upon Officer under applicable laws, including standards of professional conduct promulgated by the Supreme Courts of the jurisdictions wherein Officer is admitted to practice law. Employer agrees to maintain all records that Officer provides to Employer for a period of six (6) years after the date of termination of Officer’s employment and to keep confidential, to the extent permissible by applicable law, all of Officer’s personal information which may be incorporated into such records.

c.    Non-solicitation. During the 6 months following the last day of Officer’s employment, Officer will not solicit or attempt to solicit for employment any person while such person is an employee or officer of Employer or of any subsidiary of Employer.

d.    Non-Disparagement. Officer agrees that he will not disparage, criticize, or demean Employer, its reputation, employees, directors, officers, services, manner of conducting business, customers, or suppliers, or any other aspect of Employer, by any communication whatsoever. Likewise, Employer will not disparage, criticize, or demean Officer, Officer’s reputation, or any other aspect of Officer, by any communication whatsoever.

11.    Release of Officer. Based on the information known to Employer, Employer has no intent to bring any claim or action against Officer, nor does Employer have any intent to investigate or look for additional facts which may change Employer’s current intent not to bring any claim or action against Officer; provided, however, if any information comes to Employer’s attention which would require Employer to conduct an investigation or bring a claim or action against Officer, Employer can not assure Officer that Employer will not pursue such an investigation or such claims or actions. Notwithstanding the foregoing, based on the information known to Employer, Employer considers it highly unlikely that any information will come to the attention of Employer which would require Employer to conduct an investigation or pursue any claim or action against Officer. Notwithstanding the foregoing, if Officer breaches any of Officer’s obligations under this Agreement, this Section 11 shall be null and void and Employer may pursue any available remedies against Officer for such breach.

12.    Injunctive Relief. Both Officer and Employer expressly acknowledge that the subject matter of this Agreement is unique, and that any breach of Officer’s and Employer’s respective obligations under Section 10 is likely to result in irreparable injury to Employer or to Officer, as the case may be, and the parties therefore expressly agree that either party will be entitled to obtain specific performance of this Agreement through injunctive relief and such ancillary remedies of an equitable nature as a court may deem appropriate. Such equitable relief will be in addition to, and the availability of such equitable relief will not preclude, any legal remedies or other remedies which might be available to such party. If Officer or Employer breaches any provisions in Section 10, Employer or Officer, as the case may be, is entitled to apply for equitable relief in any court of competent jurisdiction prior to initiation of mediation. Employer’s or Officer’s application for temporary injunctive relief will not limit Employer or Officer from pursuing any other available remedies for such breach.

13.    Remedy for Employer’s Breach. If Employer breaches Section 7 or 10 of this Agreement, the Severance Agreement and Release will be null and void and Officer may pursue any available remedies against Employer for such breach.

14.    Severability. Each provision of this Agreement is intended to be severable, and if any portion of this Agreement is held invalid, illegal, unenforceable or void for any reason, the remainder of this Agreement will nonetheless remain in full force and effect. Any portion held to be invalid, unenforceable, or void will, if possible, be deemed amended or reduced in scope, but such amendment or reduction in scope will be made only to the minimum extent required for purposes of maximizing the validity and enforceability of this Agreement.

15.    Non-Waiver. The failure to enforce any right arising under this Agreement or any similar agreement on one or more occasions will not be deemed or construed to be a waiver of that right under this Agreement or any other agreement on any other occasion, or of any other right on that occasion or any other occasion.

16.    Successors and Assigns. This Agreement is binding upon, and will inure to the benefit of, Employer and Officer, and their respective heirs, personal and legal representatives, successors, and assigns and is binding upon and will inure to the benefit of any person or entity succeeding Employer, by merger, consolidation, purchase of assets or stock, or otherwise, but the interests of Officer under this Agreement are not subject to the claims of Officer’s creditors, and may not be voluntarily or involuntarily assigned, alienated or encumbered, except as required by law. If Officer dies before all payments or other benefits under this Agreement are paid out, Officer’s spouse, or if none, Officer’s personal representative, shall be paid such amounts when due, and shall have the right and authority to enforce any provision of this Agreement.

17.    Payment of Officer’s Fees and Expenses. Employer shall pay for all reasonable legal fees and expenses incurred by the Officer as a result of, first, the Officer’s obtaining legal or other professional representation concerning negotiations leading up to the final draft of this Agreement and Officer’s entitlements under this Agreement, up to $5,000; second, as a result of the Officer’s obtaining legal or other representation to obtain or enforce Officer’s right to any benefits, payment or other entitlement under this Agreement, if the Officer substantially prevails in such effort; and, third, the Officer’s obtaining legal or other professional representation in connection with any tax audit or proceeding to the extent such cost is attributable to any payment or benefit provided hereunder and not attributable to any action or inaction of the Officer.

18.    Defaults in Payments. If Employer fails to make payments to Officer pursuant to the terms of this Agreement, any such due and unpaid amounts shall bear interest daily as of the date such payment was due and payable until paid in full, at a rate equal to twelve (12%) per annum compounded daily, or 0.0328767% per day.

19.    Tax Defense and Indemnity.  In the event that the Internal Revenue Service (“IRS”) notifies Officer that the IRS has selected any or all of Officer’s 2006, 2007, or 2008 federal income tax returns for examination and one of the issues of the examination is, or appears to Officer to potentially involve, a determination of whether or not Code Section 4999 (regarding excise tax on golden parachute payments) or Code Section 409A (regarding inclusion in income of deferred compensation), Officer shall immediately notify Employer of that fact. Employer shall have the right to represent Officer with respect to those issues, and Officer shall cooperate with Employer in such representation, including promptly providing Employer (or its designated lawyer and/or CPA) with a power of attorney on IRS Form 2848 to represent Officer. Officer may also provide such a power of attorney to Officer’s designated representative(s), but on all issues regarding Code Sections 4999 and 409A, Employer shall have exclusive authority from Officer to deal with the IRS and in any subsequent tax litigation, including settlement of such issues. In the event an IRS or court determination results in additional tax, penalty, and/or interest to Officer, Employer shall reimburse Officer the aggregate amount of such tax, penalty, and/or interest plus an additional amount of 50% of the aggregate tax, penalty, and/or interest, which is intended to reimburse Officer for taxes on the aggregate amount at the rate of 33% (recognizing that the tax reimbursement is itself taxable).

20.    Notices. All notices, requests, demands, claims, and other communications under this Agreement must be in writing. Any notice, request, demand, claim, or other communication under this Agreement will be deemed duly given only if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier, hand-delivery, or by telecopy or facsimile, and must be addressed to the intended recipient as follows:

If to Employer:
Apollo Gold Corporation
Attention: President and Chief Executive Officer
5655 S. Yosemite Street
Suite 200
Greenwood Village, CO 80111
Telephone: 720-886-9656
Facsimile: 303-524-3280

If to Officer:
______________________
______________________
______________________
Telephone: _____________
Facsimile: ______________

Notices will be deemed given and received three days after mailing if sent by certified mail, when delivered if sent by courier, and one business day after receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Either party may change the address to which notices, requests, demands, claims and other communications under this Agreement are to be delivered by giving the other party notice in the manner set forth above.

21.    Governing Law and Forum. Employer and Officer acknowledge and agree that the State of Colorado has a substantial connection with this Agreement. This Agreement will therefore be governed by and construed according to the internal laws of the State of Colorado, without regard to conflict of law principles. The parties further agree that any action brought to enforce this Agreement must be brought exclusively in a state or federal court of competent jurisdiction located in Denver, Colorado, and the parties consent to personal jurisdiction of such courts and waive any defense of forum non-conveniens. Without limiting the generality of the foregoing, Parent expressly waives its rights, if any, to contest the enforceability in Canada or any other jurisdiction of any judgment of such courts of competent jurisdiction located in Denver, Colorado, under The Hague Convention on the Recognition and Enforcement of Foreign Judgments in Civil and Commercial Matters or any similar treaty or law.

22.    Acknowledgement by Officer. Officer has been afforded the opportunity to read, reflect upon and consider the terms of this Agreement, has been afforded the opportunity to discuss this Agreement with Officer’s attorney or other advisor or counselor, has read this entire Agreement, fully understands its terms, has voluntarily executed this Agreement, and has retained one executed copy of this Agreement for Officer’s records.

23.    Joint and Several Liability. Parent and Employer shall be jointly and severally liable for all of the obligations of the Employer under this Agreement, notwithstanding that the Officer is employed by Employer, with respect to employee services performed in the United States. Parent hereby acknowledges and agrees that it receives direct and indirect benefits under this Agreement and shall not contest the validity or enforceability of this Agreement on grounds of lack of consideration, the absence of an employment relationship between Officer and Parent, or otherwise.

24.    Integration Clause and Modification. This Agreement; the Indemnification Agreement by and between Parent and Officer dated ______________ and the Amended and Restated Indemnification Agreement by and among Apollo Gold, Inc., Apollo Gold Finance, Inc., Montana Tunnels Mining, Inc. and Officer dated ______________ (collectively, the “Indemnity Agreements”); and, except as modified by this Agreement, the existing option agreements between Employer and Officer or the plans under which Officer’s existing options were issued are the complete and exclusive statement of the agreement between the parties and supersedes all proposals, prior agreements and all other communications between the parties, oral or in writing, relating to the subject matter of this Agreement, including, without limitation, the Amended and Restated Employment Agreement by and among Parent, Employer, and Officer dated _____________ and any previously executed option agreement. This Agreement may be amended or superseded only by an agreement in writing, signed by Officer and Employer’s duly authorized officer.

25.    Continuing Rights to Indemnity. Anything in this Agreement to the contrary notwithstanding, Officer shall be entitled to the benefit of all present and future rights to defense, indemnification, and/or advancement of expenses under the Employers’ and their subsidiaries’ certificates of incorporation and bylaws, under the Delaware General Corporation Law and other similar laws, and under the indemnity agreements to which Officer is a party or a beneficiary. Without limiting the generality of the foregoing, Officer shall be entitled to all rights provided for under the Indemnity Agreements. The Employer shall maintain in effect for a period of six (6) years after the Effective Date, director and officer liability coverage in a form not substantially different from the Employers’ current director and officer liability policy as of the date of termination.

26.    Survival. The provisions of Sections 7 through 26 of this Agreement shall survive the termination of this Agreement.

ACCEPTED AND AGREED WITH THE APPROVAL OF ITS BOARD OF DIRECTORS:

PARENT:	EMPLOYER:
APOLLO GOLD CORPORATION	APOLLO GOLD, INC.

By:	By:
Title:	Title:

ACCEPTED AND AGREED:

SCHEDULE A

DEFINITION OF “CHANGE OF CONTROL”
FOR AMENDED AND RESTATED EMPLOYMENT AND SEVERANCE AGREEMENTS

1.    Change of Control means one or more of the following events, under the following guidelines:

(a)    Change in Ownership. Any one person, or more than one person acting as a group (as defined in Section 1(d), acquires ownership of stock of the Parent that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent. However, if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Parent, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the Parent (or to cause a change in the effective control of the Parent, within the meaning of Section 1(b)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Parent acquires its stock in exchange for property will be treated as an acquisition of stock for this purpose.

(b)    Change in Effective Control. Either (a) any one person, or more than one person acting as a group (as determined under Section 1(c)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Parent possessing 35% or more of the total voting power of the stock of the Parent, or (b) a majority of members of the Parent’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent’s board of directors prior to the date of the appointment or election;

(c)    Persons Acting as a Group. For the purposes of this Section 1, persons will be not be considered to be acting as a group solely because they purchase or own stock, or purchase assets, of the Parent at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are the owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Parent. If a person, including an entity, owns stock in such a corporation and in the Parent at a time that both of the corporations enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to, and to the extent of, the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(d)    Attribution. For purposes of this Section 1, the attribution rules of Code Section 318 shall apply to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option shall not be considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Income Tax Regulations Sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(e) Interpretation under Code Section 409A. The definition of Change of Control under this Section 1 is intended to comply with applicable definitions and requirements of Code Section 409A(a)(1)(B)(2)(v), Internal Revenue Service Notice 2005-1, Q&A 11-14, and Income Tax Proposed Regulations Section 1.409A-3(a)(5) and shall be interpreted consistently therewith. Furthermore, to the extent that further Internal Revenue Service guidance, including notices, rulings, regulations, etc., are issued subsequent to such Proposed Regulations and modify the applicable change in control event definitions and requirements, the definition herein of Change of Control shall be deemed to have been modified accordingly as of the effective date of such change as set forth in such guidance.

EXHIBIT A

FORM OF
SEVERANCE AGREEMENT AND RELEASE

This SEVERANCE AGREEMENT AND RELEASE (this “Agreement”) is made by and among (i) ___________________ (“Officer”) and Apollo Gold Corporation (the “Parent”) and Apollo Gold, Inc. (jointly and severally with Parent the “Company”). The Company and Officer are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Officer’s employment with the Company ended effective _________;

WHEREAS, this Agreement sets forth below the terms and conditions of an amicable settlement and a full accord and satisfaction of all and all potential claims and disputes between Officer and the Company; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertaking contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows.

TERMS
1.    Separation and Effective Date. Officer’s employment with the Company ended on _____________. This Agreement shall become effective (the “Effective Date”) on the eighth day after Officer’s execution of this Agreement, provided that Officer has not revoked Officer’s acceptance pursuant to Section 8(e) below.

2.    Severance Payments. After the expiration of the Effective Date, and on the express condition that Officer has not revoked this Agreement, the Company will pay Officer severance payments in an amount and in the manner set forth in Section 7(__) of the Officer’s Amended and Restated Employment and Severance Agreement dated _________ __, 2006 (the “Employment Agreement”), less applicable withholdings and deductions (the “Severance Payments”). The Severance Payments will be in check form and mailed to Officer or direct deposited to an account designated by Officer.

3.    General Release.

(a)    In consideration of the Severance Payments by the Company to Officer pursuant to Section 2 above, Officer, individually and on behalf of Officer’s successors, heirs, subrogees, assigns, principals, agents, partners, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases, remises, waives, acquits, and discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, insurers, representatives, board members, and employees, from any and all actions, causes of action, claims, demands, losses, damages, costs, expenses, judgments, liens, indebtedness, liabilities, and attorneys’ fees (including, but not limited to any claims of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).

(b)    The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Officer’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Parties, whether in their individual or representative capacities; (iii) express or implied agreements between the Parties and claims under any severance plan (except as provided herein); (iv) any stock or stock option grant agreement, or plan (except as provided herein); all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, age, sex, disability, whistleblower status, public policy, or any other characteristic of Officer under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans and Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Family and Medical Leave Act, the Employee Retirement Income Security of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Employment Relations Act of 1999, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; and (vii) any claim which was or could have been raised by Officer, including any claim that this Agreement was fraudulently induced.

4.    Unknown Facts. This Agreement and the Released Claims include claims of every nature and every kind, whether known or unknown, suspected or unsuspected, past or present. Officer hereby acknowledges that Officer may hereafter discover facts different from, or in addition to, those which Officer now knows or believes to be true with respect to this Agreement, and Officer agrees that this Agreement, and Officer agrees that this Agreement and the release contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

5.    No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

6.    No Assignment. Officer hereby covenants and warrants that Officer has not assigned or transferred to any person any portion of any claims which are released, remised, waived, acquitted, and discharged in Section 3 above.

7.    No Application. Officer agrees to waive reinstatement to employment with the Company. Officer further promises not to apply in the future for employment with the Company or any parent corporation of the Company, or their respective subsidiaries, successors, or assigns. Officer understands that the Company will not consider, and is under no obligation to consider, any such application submitted by Officer.

8.    Warranties. Officer warrants and represents as follows:

(a)  Officer has read this Agreement and agrees to the conditions and obligations set forth in this Agreement.

(b)  Officer voluntarily executes this Agreement after having been advised by the Company to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company, including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.

(c)  Officer has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.

(d)  Officer has full and complete legal capacity to enter into this Agreement.

(e)  Officer has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Officer executes this Agreement in less time, it is with the full understanding that Officer had the full twenty-one (21) days if Officer so desired and that Officer was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Officer expressly intends such execution to be a waiver of any right Officer had to review the Agreement for a full twenty-one (21) days.

(f)  Officer understands that this Agreement waives any claim Officer may have under the Age Discrimination in Employment Act. Officer may revoke this Agreement for up to seven (7) days following its execution, and this Agreement shall not become enforceable and effective until seven (7) days after such execution. If Officer chooses to revoke this Agreement, Officer must provide written notice to the President and Chief Executive Officer of the Company by hand delivery and by facsimile within seven (7) calendar days of Officer’s execution of this Agreement. If Officer does not revoke within the seven (7) day period, the right to revoke is lost.

(g)  Officer admits, acknowledges, and agrees that Officer is not otherwise entitled to the Severance Payments set forth in Section 2, and that such Severance Payments are good and sufficient consideration for this Agreement. Officer admits, acknowledges , and agrees that Officer has been fully and finally paid or provided all wages, compensation, vacation, expenses, bonuses, stock, stock options, or other benefits from the Company which are or could be due to Officer from the Company.

(h)  Officer has not taken any action or made any statement adverse to the Company’s interests prior to signing this Agreement.

9.    Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Officer against the Company shall not constitute a defense to enforcement by the Company.

10.    Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

11.    Survival of Employment Agreement Terms. This Agreement in no way affects or alters the surviving provisions set forth in Section 26 of the Employment Agreement. Those provisions are hereby incorporated by reference and serve as part of the consideration for this Agreement. The Parties agree to continue to abide by the surviving provisions set forth in Section 27 of the Employment Agreement to the extent that those provisions impose any obligations upon each respective Party.

12.    Entire Agreement. This Agreement, and the surviving provisions set forth in Section 27 of the Employment Agreement, constitute the entire agreement between the Parties with respect to the subject matter contained herein. This Agreement supersedes any and all prior oral or written promises or agreements between the Parties, except as otherwise provided herein. Officer acknowledges that Officer has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement can not be modified except in writing signed by all Parties.

13.    Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue and jurisdiction shall be in the federal or state courts in Denver, Colorado. If a Party is required to initiate an action in court to enforce this Agreement, the prevailing Party shall be entitled to its costs and attorneys' fees from the other Party, to the extent such costs and fees are related to the enforcement of this Agreement.

14.    Counterparts. This Agreement may be executed in identical counterparts, which, when considered together, shall constitute the entire agreement among the Parties.

IN WITNESS THEREOF, and intending to be legally bound, the Parties have executed this Agreement as of the Effective Date.

OFFICER:

STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this ______ day of _________, 2006, by __________________.

Witness my hand and official seal.

My commission expires ____________________.

[SEAL]

Notary Public

APOLLO GOLD CORPORATION

By:

Title:

STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this ______ day of   , 2006, by ___________________________________, as      for Apollo Gold Corporation.

Witness my hand and official seal.

My commission expires ____________________.

[SEAL]

Notary Public

APOLLO GOLD, INC.

By:

Title:

STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this ______ day of _______, 2006, by ___________________________________, as __________________ for Apollo Gold, Inc.

Witness my hand and official seal.

My commission expires ____________________.

[SEAL]

Notary Public